EXHIBIT 23.1

Consent of HARRIS & GILLESPIE CPA’S, PLLC
HARRIS & GILLESPIE CPA’S, PLLC
CERTIFIED PUBLIC ACCOUNTANT’S
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Amazonica, Inc.

We have audited the accompanying balance sheets of Amazonica, Inc. (A Development Stage Company) as of April 30, 2014 (Restated) and April 30, 2013 and the related restated statements of operations, stockholders’ equity/(deficit) and cash flows for the periods then ended, in-addition to the restated period from June 2, 2010 (inception) to April 30, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amazonica, Inc. (A Development Stage Company) as of April 30, 2014 (Restated) and April 30, 2013 and the related restated results of its operations and cash flows for the periods then ended and for the restated period from June 2, 2010 (inception)  through April 30, 2014 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #2 to the financial statements, the company has had significant operating losses; a working capital deficiency and its need for new capital raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ HARRIS & GILLESPIE CPA’S, PLLC

Seattle, Washington

June 16, 2014

September 18, 2014 as to Note 3 and restatement